Exhibit 4.1
                            	WARRANT AGREEMENT

     AGREEMENT, dated as of this ____ day of January, 1997, by and between WORK RECOVERY, INC., a Delaware corporation ("Company") and HARRIS TRUST AND SAVINGS BANK, an Illinois corporation, as Warrant Agent (the "Warrant Agent").

                   	STATEMENT OF BACKGROUND INFORMATION

     On December 4, 1996, the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court") entered its Confirmation Order in Case No. B-96-01640-TUC-JMM ("Confirmation Order") confirming and approving the Debtors' Amended Joint Plan of Reorganization Dated October 4, 1996 and the Modification of Plan dated November 25, 1996 (the "Plan") of Work Recovery, Inc., a Colorado corporation ("Old WRI") and its wholly owned subsidiary Work Recovery Centers, Inc., an Arizona corporation ("WRC").

     The Company was formed pursuant to the Plan and is and until the Effective Date will continue to be wholly owned by Old WRI. On the Effective Date, the assets of Old WRI and WRC will be transferred to the Company (except as otherwise provided in the Plan). On the Effective Date, the Company will assume all liabilities of Old WRI and WRC as such liabilities are modified pursuant to the terms of the Plan. The Effective Date is February 1, 1997.

     Holders of Class D Interests consist of certain holders of Old Common Stock. On or prior to the Effective Date, the Disbursing Agent under the Plan shall request the holders of Class 4D Interests to surrender their existing shares of common stock in Old WRI ("Old Common Stock") in exchange for shares of the Common Stock, $0.01 par value of the Company ("Common Stock"). The Company was appointed as the Disbursing Agent in the Confirmation Order.

     The Plan authorizes the issuance of 15,000,000 shares of Common Stock and Warrants to purchase 4,650,000 shares of Common Stock ("Warrants"). On the Effective Date, Common Stock is issuable to the holders of Class 4D, among other holders of Interests.

     The holders of Class 4D Interests are entitled to receive, in the aggregate, 4,650,000 Warrants; except that no more than 2,700,000 Warrants, in the aggregate, may be exercised. Each holder of a Class 4D Interest will be entitled to receive one (1) Warrant for each ten (10) shares of Old Common Stock held by such holder.

     Each Warrant initially entitles the Registered Holder thereof to purchase one (1) share of Common Stock. Warrants are exercisable on a "first-come, first-served" basis and once 2,700,000 Warrants, in the aggregate, have been exercised, all remaining, unexercised Warrants immediately expire and may not be exercised.

     The Company desires the Warrant Agent to assist the Company in performing its duties as Disbursing Agent and to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Warrants, the issuance of certificates representing the Warrants, the exercise of the Warrants, and the rights of the Registered Holders thereof.

     NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto agree as follows:

     SECTION 1. DEFINITIONS. Unless otherwise provided herein, capitalized words or expressions used herein shall have the same meaning as set forth in the Plan. As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

     (a) "Aggregate Purchase Price" shall mean the Purchase Price per share multiplied by the number of shares of Common Stock purchasable upon the exercise (or partial exercise) of a Warrant.

     (b) "Calculation Date" shall have the meaning set forth in Section 8 hereof.

     (c) "Common Stock" shall mean the common stock of the Company which at the date hereof consists of 48,000,000 shares of Common Stock, $0.01 par value.

     (d) "Completed Exercise" shall mean, as to any Warrant, the receipt by the Warrant Agent of (i) the Warrant Certificate representing such Warrant, with the subscription form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (ii) payment in cash, or by official bank or certified check make payable to the Company, or otherwise as provided in Section 4 (b), in an amount in lawful money of the United States of America equal to the applicable Purchase Price.

     (e) "Corporate Office" shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 311 W. Monroe, 14th Floor, Chicago, Illinois, 60690, Attention: Tod Shafer.

     (f) "Exercise Date" shall mean, as to any Warrant, the date on which the Warrant Agent shall have received those items necessary to constitute a Completed Exercise.

     (g) "Exercised Warrant" shall mean any Warrant submitted to the Warrant Agent together with the items necessary in order to constitute a Completed Exercise.

(h) "Market Price" shall mean shall mean (i) the average closing bid price of the Common Stock, for thirty (30) consecutive business days ending on the Calculation Date, as reported by Nasdaq, if the Common Stock is traded on the Nasdaq Small Cap Market, or (ii) the average last reported sale price of the Common Stock, for thirty (30) consecutive business days ending on the Calculation as reported by the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange, or by Nasdaq, if the Common Stock is traded on the Nasdaq National Market.

     (i) "Maximum Exercisable Amount" shall mean and refer to 2,700,000 Warrants which is the maximum number of Warrants that may be exercised and the maximum number of shares of Common Stock that may be issued pursuant to the exercise of Warrants (subject to adjustment in accordance with Section 8).

     (j) "Purchase Price" shall mean the purchase price to be paid upon exercise of each Warrant in accordance with the terms hereof, which price shall be $2.50, subject to adjustment from time to time pursuant to the provisions of Section 8 hereof.

     (k) "Registered Holder" shall mean as to any Warrant and as of any particular date, the person in whose name the certificate representing the Warrant shall be registered on that date on the books maintained by the Warrant Agent pursuant to Section 6.

     (l) "Transfer Agent" shall mean Harris Trust and Savings Bank, as the Company's transfer agent, or its authorized successor, as such.

     (m) "Warrant Expiration Date" shall mean the earlier of: (i) 5:00 P.M. (New York time) on July 31, 1997 or (ii) the date on which Completed Exercises have occurred for an aggregate of 2,700,000 Warrants provided that if such date shall be a federal holiday or a day on which banks are authorized or required to close, then 5:00 P.M. (New York time) on the next following day which is not a federal or a day on which banks are authorized or required to close.

     (n) "Warrants" shall mean the warrants to purchase shares of Common Stock pursuant to and in accordance with the Plan and this Agreement.

         SECTION 2.     WARRANTS AND ISSUANCE OF WARRANT CERTIFICATES.

              (a) A Warrant initially shall entitle the Registered Holder of the certificate representing such Warrant (the "Warrant Certificate") to purchase one share of Common Stock upon the exercise thereof, in accordance with the terms hereof, subject to modification and adjustment as provided in
Section 8.

              (b) Upon execution of this Agreement, Warrant Certificates representing the number of Warrants issuable hereunder shall be executed by the Company and delivered to the Warrant Agent. Upon written order of the Company signed by its President or Chairman or a Vice President and by its Secretary or an Assistant Secretary, the Warrant Certificates shall be countersigned, issued and delivered by the Warrant Agent.

              (c) From time to time, up to the Warrant Expiration Date, the Transfer Agent shall countersign and deliver stock certificates in required whole number denominations representing up to an aggregate of 2,700,000 shares of Common Stock, subject to adjustment as described herein, upon the exercise of Warrants in accordance with this Agreement.

              (d) From time to time, up to the Warrant Expiration Date, the Warrant Agent upon written order of the Company as set forth in Section 2(b) shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except (i) those initially issued hereunder,
(ii) those issued on or after the date hereof, upon the exercise of fewer than all Warrants represented by any Warrant Certificate, to evidence any unexercised Warrants held by the exercising Registered Holder, (iii) those issued upon any transfer or exchange pursuant to Section 6, (iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7 and (v) at the option of the Company, in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Warrants made pursuant to Section 8 hereof.

         SECTION 3.     FORM AND EXECUTION OF WARRANT CERTIFICATES.

         (a) The Warrant Certificates shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant exchange on which the Warrants may be listed, or to conform to usage or to the requirements of Section 2(d). The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen, or destroyed Warrant Certificates) and issued in registered form. Warrant Certificates shall be numbered serially with the letters AW.

          (b) Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or any Vice President and by its Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company's seal. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be an officer of the Company or to hold the particular office referenced in the Warrant Certificate before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may nevertheless be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be an officer of the Company or to hold such office. After countersignature by the Warrant Agent, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder without further action by the Company, except as otherwise provided by Section 4 hereof.

   	SECTION 4.     EXERCISE.

   (a)  (i)	Each Warrant may be exercised by the Registered Holder thereof at any time on or after the Effective Date but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the applicable Warrant Certificate. The Company shall notify Warrant Agent in writing, by facsimile or overnight mail of the Effective Date. Except as provided in paragraph (ii) below for Warrants exercised on the Cut-off Date, a Warrant shall be deemed to have been exercised immediately prior to the Exercise Date and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder of those securities upon the exercise of the Warrant as of the close of business on the Exercise Date. Notwithstanding the foregoing, Exercised Warrants received prior to the Effective Date shall be deemed to have been exercised on the Effective Date.

         (ii) Exercised Warrants submitted by Registered Holders (for purposes of this Sub-Section 4(a)(ii), "Exercising Holders") on the Cut-off Date (as defined below) shall be pro-rated among and accepted for exercise only to the extent that the Maximum Exercisable Amount is not exceeded on the Cut-off Date. The "Cut-off Date" is the day on which the number of Exercised Warrants submitted to the Warrant Agent for exercise would cause the Maximum Exercisable Amount to be exceeded. The number of Exercised Warrants that may be exercised on the Cut-off Date without exceeding the Maximum Exercisable Amount is the "Permissible Exercisable Amount". The Permissible Exercisable Amount shall be pro-rated among all Exercising Holders in the ratio that the number of Exercised Warrants which an Exercising Holder seeks to exercise bears to the total number of Exercised Warrants all Exercising Holders seek to exercise received on the Cut-off Date. The operation of such pro-ration is illustrated as follows:

                1.	On the Cut-off Date, all Exercising Holders desire to
exercise a total of 10,000 Exercised Warrants.

                2.	The Maximum Exercisable Amount is 5,000 Warrants.

                3.	Exercising Holder "X" desires to exercise 1,000 Exercised
Warrants.

                4.	X will be permitted to exercise 500 of his Exercised
Warrants.

     The Warrant Agent shall return to the Exercising Holders the portion of the Aggregate Purchase Price representing the Warrants not exercisable as a result of the operation of this Sub-Section. The provisions of this Sub-Section shall apply only to Warrants received by the Warrant Agent on the Cut-off Date. The provisions of this Sub-Section 4(a)(ii) shall apply only to Exercised Warrants submitted on the Cut-off Date and to no other Warrants.

     (b) As soon as practicable on or after the Exercise Date, the Warrant Agent shall deposit the proceeds received from the exercise of a Warrant and shall notify the Company in writing of the exercise of the Warrants. Promptly following, and in any event within five business days after the date of such notice from the Warrant Agent, the Warrant Agent, on behalf of the Company, shall cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise (plus a Warrant Certificate for any remaining unexercised Warrants of the Registered Holder), unless prior to the date of issuance of such certificates the Company shall instruct the Warrant Agent to refrain from causing such issuance of certificates pending clearance of checks received in payment of the Purchase Price pursuant to such Warrants. Notwithstanding the foregoing, in the case of payment made in the form of a check drawn on an account of the Underwriter or such other investment banks and brokerage houses as the Company shall approve in writing to the Warrant Agent, certificates shall immediately be issued without prior notice to the Company or any delay. Upon the exercise of any Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Warrant (the "Warrant Proceeds") to the Company or as the Company may direct in writing

     SECTION 5.     RESERVATION OF SHARES; PAYMENT OF TAXES; ETC.

     (a) The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of the Maximum Exercisable Amount of Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof, (other than those which the Company shall promptly pay or discharge or liens imposed solely as a result of actions or agreements of the Warrantholder).

     (b) The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance or delivery of any shares upon exercise of the Warrants; provided, however, that if the shares of Common Stock, as the case may be, are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

     (c) The Warrant Agent is hereby irrevocably authorized to requisition the Company's Transfer Agent from time to time for certificates representing shares of Common Stock issuable upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions. The Company will file with the Warrant Agent a statement setting forth the name and address of the Transfer Agent of the Company for shares of Common Stock issuable upon exercise of the Warrants.

     SECTION 6.     EXCHANGE AND REGISTRATION OF TRANSFER.

     (a)  Warrant Certificates may be exchanged for other Warrant
Certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and upon satisfaction of the terms and provisions hereof, the Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant Certificate(s) which the Registered Holder making the exchange shall be entitled to receive.

     (b) The Warrant Agent shall keep at its office books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof in accordance with its regular practice. Upon due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and upon the written order of the Company pursuant to Section 2(b), the Warrant Agent shall countersign, issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants.

     (c) With respect to all Warrant Certificates presented for registration or transfer, or for exchange or exercise, the subscription form on the reverse thereof shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Warrant Agent, duly executed by the Registered Holder or his attorney-in-fact duly authorized in writing.

     (d) A service charge may be imposed by the Warrant Agent for any exchange or registration of transfer of Warrant Certificates. In addition, the Company may require payment by such holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     (e) All Warrant Certificates surrendered for exercise or for exchange in case of mutilated Warrant Certificates shall be promptly canceled by the Warrant Agent and thereafter sent to Company by the Warrant Agent until termination of this Agreement or resignation as Warrant Agent, or, with the prior written consent of the Underwriter (not to be unreasonably withheld), disposed of or destroyed, at the direction of the Company.

     (f) Prior to due presentment for registration of transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

     SECTION 7. LOSS OR MUTILATION. Upon receipt by the Company and the Warrant Agent of evidence satisfactory to them of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall ( in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bonafide purchaser) countersign and deliver to the Registered Holder in lieu there of a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

     SECTION 8.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES OF COMMON
                STOCK OR WARRANTS.

     (a) Subject to the exceptions referred to in Section 8(g) below, in the event the Company shall, at any time or from time to time after the date hereof, sell any shares of Common Stock for a consideration per share less than the Purchase Price (as defined in Section 1, except that for all purposes of this Section 8, the time periods set forth in Section 1(h)(i) and (ii) shall be ten (10) consecutive business days) on the date of the sale or issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Purchase Price in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent) determined by multiplying the Purchase Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and (ii) the number of shares of Common Stock which the aggregate consideration received (determined as provided in subsection 8(f)(F) below) for the issuance of such additional shares would purchase at the Market Price and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. For purposes of this Section 8, the Transaction Date shall mean the date of the sale, issuance, modification or other transaction referred to in this Section 8.

     Upon each adjustment of the Purchase Price pursuant to this Section 8, the total number of shares of Common Stock purchasable upon the exercise of each Warrant shall (subject to the provisions contained in Section (b) hereof) be such number of shares (calculated to the nearest one-hundredth; PROVIDED, HOWEVER, that in no event shall the Purchase Price increase as a result of such rounding calculation) purchasable at the Purchase Price in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to such adjustment and the denominator of which shall be the Purchase Price in effect immediately after such adjustment.

     (b) The Company may elect, upon any adjustment of the Purchase Price hereunder, to adjust the number of Warrants outstanding, in lieu of the adjustment in the number of shares of Common Stock purchasable upon the exercise of each Warrant as hereinabove provided, so that each Warrant outstanding after such adjustment shall represent the right to purchase one share of Common Stock. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest tenth) determined by multiplying the number one by a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to such adjustment and the denominator of which shall be the Purchase Price in effect immediately after such adjustment. Upon each adjustment of the number of Warrants pursuant to this Section 8, the Company shall, as promptly as practicable, cause to be distributed to each Registered Holder of Warrant Certificates on the date of such adjustment Warrant Certificates evidencing, subject to Section 8 hereof, the number of additional Warrants to which such Holder shall be entitled as a result of such adjustment or, at the option of the Company, cause to be distributed to such Holder in substitution and replacement for the Warrant Certificates held by him prior to the date of adjustment (and upon surrender thereof, if required by the Company) new Warrant Certificates evidencing the number of Warrants to which such Holder shall be entitled after such adjustment.

     (c) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that each holder of a Warrant then outstanding shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that might have been purchased upon exercise of such Warrant immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The Company shall not effect any such consolidation, merger or sale of all or substantially all of the assets or stock of the Company unless prior to or simultaneously with the consummation thereof the successor (if other than the Company) resulting from such consolidation or merger or the corporation purchasing all or substantially all of the assets or stock or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Warrant Agent, the obligation to deliver to the holder of each Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase and the other obligations of the Company under this Agreement. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

     (d) Irrespective of any adjustments or changes in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to Section 2(d) hereof, continue to express the Purchase Price per share, the number of shares purchasable thereunder and the number of shares purchasable and the Redemption Price therefor was expressed in the Warrant Certificates when the same were originally issued.

     (e)  After each adjustment of the Purchase Price pursuant to this
Section 8, the Company will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Purchase Price as so adjusted, (ii) the number of shares of Common Stock purchasable upon exercise of each Warrant after such adjustment and, if the Company shall have elected to adjust the number of Warrants, the number of Warrants to which the Registered Holder of each Warrant shall then be entitled, and the adjustment in Redemption Price resulting therefrom, and (iii) a statement showing in detail the method of calculation and the facts upon which such adjustment or readjustment is based, including a statement of
(a) the consideration received or to be received by the Company for any securities issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Purchase Price in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof. The Company will promptly file such certificate with the Warrant Agent and furnish a copy thereof to be sent by ordinary first class mail to the each Registered Holder of Warrants at his last address as it shall appear on the registry books of the Warrant Agent.
No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Company failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of an officer of the Warrant Agent or the Secretary of the Company that such notice has been mailed shall, in the absence of fraud or negligence, be prima facie evidence of the facts stated therein.
Notwithstanding the foregoing, the Warrant Agent shall not be deemed to have knowledge of any adjustment made pursuant to Section 8 until actual receipt of the certificate described in this Section 8(e).

     (f)  For purposes of Section 8(a) and 8(b) hereof, the following provisions
(A) to (G) shall also be applicable:

             (A) The number of shares of Common Stock outstanding at any given time shall include shares of Common Stock owned or held by or for the account of the Company and the sale or issuance of such treasury shares or the distribution of any such treasury shares shall not be considered a Change of Shares for purposes of said sections.

             (B) No adjustment of the Purchase Price shall be made unless such adjustment would require an increase or decrease of at least $.10 in the Purchase Price; provided that any adjustments which by reason of this clause
(B) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $.10 in the Purchase Price then in effect hereunder.

             (C) In case of (1) the sale by the Company after the Effective Date for cash (or as a component of a unit being sold for cash) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock without the payment of any further consideration other than cash, if any (such securities convertible, exercisable or exchangeable into Common
Stock being herein called "Convertible Securities"), or (2) the issuance by the Company after the Effective Date, without the receipt by the Company of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, in each case, if (and only if) the consideration payable to the Company upon the exercise of such rights, warrants or options shall consist of cash, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration payable to the Company upon the exercise of such rights, warrants or options, plus the consideration, if any, received by the Company for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than the Purchase Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be outstanding shares of Common Stock for purposes of Sections 8(a) and 8(b) hereof and shall be deemed to have been sold for cash in an amount equal to such price per share.

             (D) In case of the sale by the Company after the Effective Date for cash of any Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by the Company for the sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock
issuable upon   the conversion or exchange of such Convertible Securities) is less than the Purchase Price, then the total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be outstanding shares of Common Stock for purposes of Sections 8
(a) and 8(b) hereof and shall be deemed to have been sold for cash in an amount equal to such price per share.

             (E) In case the Company shall modify the rights of conversion, exchange or exercise of any of the securities referred to in (C) or (D) above or any other securities of the Company convertible, exchangeable or exercisable for shares of Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by the Company after such modification is less than the Purchase
Price to be in effect after such modification shall be determined by multiplying the Purchase Price in effect immediately prior to such event by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date prior to the modification plus the number of shares of Common Stock which the aggregate consideration receivable by the Company for the securities affected by the modification would purchase at the Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such date plus the number of shares of Common Stock to be issued upon conversion, exchange or exercise of the modified securities at the modified rate. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration of any such right, warrant or option or the termination of any such right to convert or exchange any such Convertible Securities referred to in Paragraph (C) or (D) above, the Purchase Price then in effect hereunder shall forthwith be readjusted to such Purchase Price as would have obtained (a) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (b) had adjustments been made on the basis of the Purchase Price as adjusted under clause (a) for all transactions (which
would have affected such adjusted Purchase   Price) made after the issuance or
sale of such rights, warrants,  options or Convertible Securities.

              (F) In case of the sale for cash of any shares of Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Company therefore shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Company or any underwriting discounts or commissions or concessions paid or allowed by the Company in connection therewith.

              (G)  In case any event shall occur as to which the provisions of
Section 8 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by the Warrants in accordance with the essential intent and principles of Section 8, then, in each such case, the Board of Directors of the Company shall in good faith by resolution provide for the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 8, necessary to preserve, without dilution, the purchase rights represented by the Warrants. The Company will promptly make the adjustments described therein.

     (g) No adjustment to the Purchase Price of the Warrants or to the number of shares of Common Stock purchasable upon the exercise of each Warrant will be made, however,

              (i) upon the exercise of any of the options presently outstanding under the Company's 1993 Stock Option Plan (the "Plan") for officers, directors and certain other key personnel of the Company; or

              (ii) upon the issuance or exercise of any securities which may hereafter be granted or exercised under the Plan or under any other employee benefit or non-employee director plan of the Company approved by the Company's stockholders; or

              (iii) upon the sale of any shares of Common Stock and/or Convertible Securities in a firm commitment underwritten public offering, including, without limitation, shares sold upon the exercise of any overallotment option granted to the underwriters in connection with such offering; or

              (iv) upon the issuance or sale of Common Stock or Convertible Securities upon the exercise of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options were outstanding on the date of the original sale of the Warrants or were thereafter issued or sold;

              (v) upon the issuance of any Common Stock or warrants (or Common Stock issuable upon the exercise of any such warrants) pursuant to the provisions of the Plan.

     (h) As used in this Section 8, the term "Common Stock" shall mean and include the Company's Common Stock authorized on the date of the Effective Date and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company. The shares issuable upon exercise of the Warrants shall include only shares of such class designated in the Company's Certificate of Incorporation as Common Stock on the Effective
Date or (i) in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Section 8(c) hereof, the stock, securities or property provided for in such section, or
(ii) in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon exercise of the Warrants as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

     (i)  Any determination as to whether an adjustment in the Purchase
Price in effect hereunder is required pursuant to Section 8, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Warrants and the Company if made in good faith by the Board of Directors of the Company.

     (j) If and whenever the Company shall grant to the holders of Common Stock, as such, rights or warrants to subscribe for or to purchase, or any options for the purchase of, Common Stock or securities convertible into or exchangeable for or carrying a right, warrant or option to purchase Common Stock, the Company shall concurrently therewith grant to each Registered Holder as of the record date for such transaction of the Warrants then outstanding, the rights, warrants or options to which each Registered Holder would have been entitled if, on the record date used to determine the stockholders entitled to the rights, warrants or options being granted by the Company, the Registered Holder were the holder of record of the number of whole shares of Common Stock then issuable upon exercise of his Warrants. Such grant by the Company to the holders of the Warrants shall be in lieu of any adjustment which otherwise might be called for pursuant to this Section 8.

     SECTION 9.    FRACTIONAL WARRANTS AND FRACTIONAL SHARES.

     (a) If the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Section 8 hereof, the Company nevertheless shall not be required to issue fractions of shares, upon exercise of the Warrants or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon the exercise of any Warrant, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

          (1) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or is traded on the Nasdaq National Market, the current market value shall be the last reported sale price of the Common Stock on such exchange or market on the last business day prior to the date of exercise of this Warrant or, if no such sale is made on such day or no closing sale price is quoted, the average of the closing bid and asked prices for such day on such exchange or market; or

          (2) If the Common Stock is not listed or admitted to unlisted trading privileges on a national securities exchange or is not traded on the Nasdaq National Market, the current market value shall be the mean of the last reported bid and asked prices reported by the Nasdaq SmallCap Market or, if not traded thereon, by the Nasdaq Bulletin Board on the last business day prior to the date of the exercise of this Warrant; or

          (3) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

     SECTION 10. WARRANT HOLDERS NOT DEEMED STOCKHOLDERS. No holder of Warrants shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the holder of Warrants, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such holder shall have exercised such Warrants and been issued shares of Common Stock in accordance with the provisions hereof.

     SECTION 11. RIGHTS OF ACTION. All rights of action with respect to this Agreement are vested in the respective Registered Holders of the Warrants, and any Registered Holder of a Warrant, without consent of the Warrant Agent or of the holder of any other Warrant, may, in his own behalf and for his own benefit, enforce against the Company his right to exercise his Warrants for the purchase of shares of Common Stock in the manner provided in the Warrant Certificate and this Agreement.

     SECTION 12. AGREEMENT OF WARRANT HOLDERS. Every holder of a Warrant, by his acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other holder of a Warrant that:

     (a) The Warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment of any applicable transfer taxes; and

     (b) The Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice or knowledge to the contrary, except as otherwise expressly provided in Section 7 hereof.

     SECTION 13. CANCELLATION OF WARRANT CERTIFICATES. If the Company shall purchase or acquire any Warrant or Warrants, the Warrant Certificate or Warrant Certificates evidencing the same shall thereupon be delivered to the Warrant Agent and canceled by it and retired. The Warrant Agent shall also cancel the Warrant Certificate or Warrant Certificates following exercise of any or all of the Warrants represented thereby or delivered to it for transfer or exchange.

     SECTION 14. CONCERNING THE WARRANT AGENT. The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay the Company, as provided in Section 4, all moneys received by the Warrant Agent upon the exercise of such Warrants. The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such complete reports of registered ownership of the Warrants and such complete records of transactions with respect to the Warrants and the shares of Common Stock as the Company may request. The Warrant Agent shall also make available to the Company and the Underwriter for inspection by their agents or employees, from time to time as either of them may request, such original books of accounts and record (including original Warrant Certificates surrendered to the Warrant Agent upon exercise of Warrants) as may be maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Warrant Agent's Corporate Office, during normal business hours.

The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments or prevent such adjustment from being made, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or wilful misconduct.

     Before the Warrant Agent acts or refrains from acting, may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

     Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board, President, any Vice President, its Secretary, or Assistant Secretary (unless other evidence in respect thereof is herein specifically prescribed). The Warrant Agent may conclusively rely upon and shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine. No implied duties or obligations shall be read into this Agreement against the Warrant Agent.

     The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder, it further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or wilful misconduct. The indemnification provided for hereunder shall survive the termination of this Agreement. The costs and expenses incurred in enforcing the right of indemnification shall be paid by the Company.

     The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence or wilful misconduct), after giving 30 days' prior written notice to the Company. At least 15 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate at the Company's expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new warrant agent in writing. If the Company shall fail to make such appointment within a period of 15 days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company that is a registered transfer agent under the Securities Exchange Act of 1934. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

     Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holder of each Warrant Certificate.

     Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter may be deemed conclusively proved or established by a certificate signed by the Chairman of the Board, President, any Vice President, Secretary or Assistant Secretary and received by the Warrant Agent.

     The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effects as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     SECTION 15. MODIFICATION OF AGREEMENT. Subject to the provisions of Section 4(b), the parties hereto and the Company may by supplemental agreement make any changes or corrections in this Agreement (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates; PROVIDED, HOWEVER, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders of Warrant Certificates representing not less than 50% of the Warrants then outstanding; and PROVIDED, FURTHER, that no change in the number or nature of the securities purchasable upon the exercise of any Warrant, or the Purchase Price therefor, or the acceleration of the Warrant Expiration Date, shall be made without the consent in writing of the Registered Holder of the Warrant Certificate representing such Warrant, other than such changes as are specifically prescribed by this Agreement as originally executed or are made in compliance with applicable law.

     SECTION 16. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class registered or certified mail, postage prepaid as follows: if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Warrant Agent; if to the Company, at____________________________, attention:
President, or at such other address as may have been furnished to the Warrant Agent in writing by the Company; if to the Warrant Agent, at its Corporate Office. Notwithstanding the foregoing, all notices to the Warrant Agent shall be deemed given only upon actual receipt thereof.

     SECTION 17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.

     SECTION 18. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent and their respective successors and assigns, and the holders from time to time of Warrant Certificates . Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

     SECTION 19. TERMINATION. This Agreement shall terminate at the close of business on the earlier of the Warrant Expiration Date or the date upon which all Warrants have been exercised, except that the Warrant Agent shall account to the Company for cash held by it and the provisions of
Section 14 hereof shall survive such termination.

     SECTION 20. COUNTERPARTS. This Agreement may be executed in several counterparts, which taken together shall constitute a single document.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        WORK RECOVERY, INC.



                                        By:_________________________________


                                        HARRIS TRUST AND SAVINGS BANK



                                         By:_________________________________